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                                                                   Exhibit 10.70

[INLAND(R) LOGO]

INLAND REAL ESTATE ACQUISITIONS, INC.
2901 Butterfield Road
Oak Brook, IL 60523
Phone: (630) 218-4948 Fax: 4935
www.inlandgroup.com

                                January 8, 2004

Weber & Company (Seller)
c/o: Venture Commercial (Broker)
Attn: Michael Gelsler, Partner
8235 Douglas Ave., Suite 720
Dallas, TX 75225

Re:   HERITAGE TOWNE CROSSING
      EULESS, TX

Dear Michael:

     This letter represents this corporation's offer to purchase the Heritage Towne Crossing Shopping Center with 73,480 net rentable square feet, situated on approximately 7.6 acres of land, located at the Southeast corner of Glade and SH 121, Euless, TX. (See Exhibit A)

     The above property shall include all the land and buildings and common facilities, as well as all personalty within the buildings and common areas, supplies, landscaping equipment, and any other items presently used on the site and belonging to owner, and all intangible rights relating to the property.

     This corporation or its nominee will consummate this transaction on the following basis:

     1. The total purchase price shall be $16,287,977.00 all cash, plus or minus prorations, WITH NO MORTGAGE CONTINGENCIES, to be paid at CLOSING 30 BUSINESS DAYS following acceptance of this agreement (see Paragraph 10). PURCHASER HAD PAID $250,000.00. NO EARNEST MONEY TO THE TITLE CO. ON EXECUTION HEREOF.

          Purchaser shall allocate the land, building and depreciable improvements prior to closing.

     2. Seller represents and warrants (TO THE BEST OF THE SELLER'S KNOWLEDGE), that the above referenced property is leased to the tenants described on Exhibit B on triple net leases covering the building and all of the land, parking areas, reciprocal easements and REA/OEA agreements (if any), for the entire terms and option periods. Any concessions given to any tenants that extend beyond the closing day shall be settled at closing by Seller giving a full cash credit to Purchaser for any and all of those concessions.

     3. Seller warrants and represents (TO THE BEST OF THE SELLER'S KNOWLEDGE), that the property is free of violations, and the interior and exterior structures are in a good state of repair, free of leaks, structural problems, and mold, and the property is in full compliance with Federal, State, City and County ordinances, environmental laws and concerns, and no one has a lease that exceeds the lease term stated in said leases, nor does anyone have an option or right of first refusal to purchase or extend, nor is there any contemplated condemnation of any part of the property, nor are there any current or contemplated assessments.

     4. Seller warrants and represents (TO THE BEST OF THE SELLER'S KNOWLEDGE), that during the term of the leases the tenants and guarantors are responsible for and pay all operating expenses relating to the property on a prorata basis, including but not limited to, real estate taxes, REA/OEA agreements, utilities, insurance, all common area maintenance, parking lot and the building, etc.

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                                                                          PAGE 2

HERITAGE TOWNE CROSSING - EULESS, TX
JANUARY 8, 2004

          Prior to closing, Seller shall not enter into or extend any agreements without Purchaser's approval and any contract presently in existence not accepted by Purchaser shall be terminated by Seller. Any work presently in progress on the property shall be completed by Seller prior to closing.

     5. Ten (10) days prior to closing Seller shall furnish Purchaser with estoppel letters acceptable to Purchaser from all tenants, guarantors, and parties to reciprocal and/or operating easement agreements, if applicable. SELLER SHALL FURNISH PURCHASER WITH SELLER'S ESTOPPEL IF UNABLE TO OBTAIN LETTER FROM SALON G.

     6. Seller is responsible for payment of any LEASING BROKERAGE FEES or commissions which are due any leasing brokers for the existing leases stated above or for the renewal of same.

     7. This offer is subject to Seller supplying to Purchaser prior to closing a certificate of Insurance from the tenants and guarantors in the form and coverage acceptable to Purchaser for the closing.

     8. Seller shall supply to Purchaser 10 days prior to closing, and Seller shall pay for at closing, a certificate which must be acceptable to Purchaser from a certified hygienist for environmental concerns that there is no asbestos, PCBs, or hazardous substance in the buildings and on the property; in other words, a Level 1 environmental audit (and Level 2 audit, if required).

     9. The above sale of the real estate shall be consummated by conveyance of a full warranty deed from Seller to Purchaser's designee, with the Seller paying any city, state, or county transfer taxes for the closing, and Seller agrees to cooperate with Purchaser's lender, if any, and the money lender's escrow.

     10. The closing shall occur through Chicago Title & Trust Company, in Chicago, Illinois with Nancy Castro as Escrowee, 30 business days following acceptance of this agreement, at which time title to the above property shall be marketable; i.e., free and clear of all liens, encroachments and encumbrances, and a TLTA owner's title policy with complete extended coverage and required endorsements, waiving off all construction, including 3.1 zoning including parking and loading docks, and insuring all improvements as legally conforming uses and not as non-conforming or conditional uses, paid by Seller, shall be issued, with all warranties and representations being true now and at closing and surviving the closing, and each party shall be paid in cash their respective credits, including, but not limited to, security deposits, rent and expenses, with a proration of real estate taxes based (at Purchaser's option) on the greater of 110% of the most recent bill or latest assessment, or the estimated assessments for 2003 and 2004 using the Assessor's formula for these sales transactions, with a later reproration of taxes when the actual bills are received. At closing, no credit will be given to Sellers for any past due, unpaid or delinquent rents.

     11. It is understood that the Seller has in its possession an appraisal of the property prepared by an MAI or other qualified appraiser, acceptable to Purchaser or Purchaser's lender, if any, and shall deliver copies of such appraisal to Purchaser within 10 days of the acceptance of this offer and shall cause the appraiser to re-certify an appraised amount not less than the Purchase Price and re-issue said appraisal to, and in the name of, Purchaser or Purchaser's lender, all at Seller's cost.

     12. Neither Seller (Landlord) or any tenant and guarantor shall be in default on any lease or agreement at closing, nor is there any threatened or pending litigation.

     13. Seller warrants and represents that he has paid all unemployment taxes to date
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                                                                          PAGE 3

HERITAGE TOWNE CROSSING - EULESS, TX
JANUARY 8, 2004

     14. Prior to closing, Seller shall furnish to Purchaser copies of all guarantees and warranties which Seller received from any and all contractors and sub-contractors pertaining to the property. This offer is subject to Purchaser's satisfaction that all guarantees and warranties survive the closing and are assignable and transferable to any titleholder now and in the future.

     15. This offer is subject to the property being 100% occupied at the time of closing (EXCEPT FOR EARNOUTS) with all tenants occupying their space, open for business, and paying full rent, including CAM, tax and insurance current, as shown on Exhibit B attached. In the event the property is less than 100% occupied, than the Purchaser and Seller agree there shall be an INITIAL CLOSING. The Initial Closing will be based on the PURCHASE PRICE/EARNOUT FORMULA which shall be EQUAL TO the actual BASE MINIMUM RENT, LESS the amount, if any, by which the pass-through amount paid by any tenant is less than 100% of such tenant's proportionate share; i.e.; SLIPPAGE, DIVIDED BY 8.914815%, WHICH IS BASED ON BASE RENT ONLY. However, it is anticipated that the Initial Closing will be a purchase price of $14,583,977.00, which is derived by using the base minimum rent of $1,298,683.00 divided by 8.90486%.

          The Seller shall have 24 MONTHS FOLLOWING THE INITIAL CLOSING to receive the balance of the potential Earnout at the EARNOUT CLOSING(S) provided they are successful in the leasing of the vacant space and each tenant shall nave accepted their space "as is" and takes total possession, has opened for business and commences full rental payments, including CAM, taxes and insurance on a prorata basis. It shall be Seller's responsibility and sole cost and expense for leasing out and paying all costs related to placing the tenants into their leasable space. Each Earnout Closing shall occur upon 10 business days prior written notice to Purchaser: it being expressly understood that the Sellers shall waive their right to the additional Earnout if the final Seller's notice has not been sent within 24 months after the Initial Closing date. SELLER SHALL BE PAID $100 PER SQUARE FOOT FOR ANY REMAINING VACANT SPACE AT THE END OF 24 MONTHS MINUS $15.00 PER SQUARE FOOT FOR TENANT IMPROVEMENTS AND $3.00 PER SQUARE FOOT FOR LEASING COMMISSIONS.

          It is estimated that the Earnout Closing for the earnout space will be equal to the base minimum rent of $153,360.00 (less Slippage, if any) divided by a Base Rent divider of 9.0% which equals the Earnout Price of $1,704,000.00

          Seller shall be responsible on a monthly basis for all CAM, tax and insurance on a prorata basis for the space that is part of the Earnout formula until such time as the Seller perfects the Income for said space, but in no event, following 24 months following the closing.

          At the Initial Closing, Seller shall place in Purchaser's escrow, cash in an amount equal to $15.00 per square foot for tenant improvements and $3.00 per square foot for leasing commissions, times the remaining vacant Earnout square feet of the property. This escrow may be used by the Seller on a prorate basis as they continue to lease. However, with regards to any vacant space never leased, the balance of the tenant improvements and leasing commissions shall remain with Purchaser.

          Not withstanding anything to the contrary, all Earnout Closings must comply with all of the terms, requirements and conditions contained in this entire agreement, BUT PURCHASER SHALL NOT UNREASONABLY DISAPPROVE ANY LEASE SUBMITTED BY SELLER. PURCHASER AGREES TO ACCEPT PENDING LEASES FOR THE 1,700 S.F. (i)DA LAVA, INC EXPANSION AND (ii) THE
          1,460 S.F. ROLY POLY CURRENTLY BEING NEGOTIATED BY SELLER.

          Not withstanding anything to the contrary, the purchase price of $16,287,977.00 is the maximum purchase price.
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                                                                          PAGE 4

HERITAGE TOWNE CROSSING - EULESS, TX
JANUARY 8, 2004

     16. Seller shall be responsible for payment of a real estate brokerage commission, as per their agreement to the Venture Commercial, said commission shall be paid through the closing.

     17. Fifteen (15) days prior to closing, Seller must provide the title as stated above and a current Urban ALTA/ACSM spotted survey in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title surveys jointly established and adopted by ALTA and ACSM in 1999 and includes all Table A optional survey responsibilities and acceptable to Purchaser and the title company.

     18. Seller agrees to immediately make available and disclose all information that Purchaser needs to evaluate the above property, including all inducements, abatements, concessions or cash payments given to tenants, and for CAM, copies of the bills. Seller agrees to cooperate fully with Purchaser and Purchaser's representatives to facilitate Purchaser's evaluations and reports, including at least a one-year audit of the books and records of the property.

     This offer is, of course, predicated upon the Purchaser's review and written approval of the existing leases, new leases, lease modifications (if any), all tenant correspondence, REA/OEA agreements, tenants' and guarantors' financial statements, sales figures, representations of income and expenses made by Seller, site inspection, environmental, appraisal, etc., and at least one year of audited operating statements on said property is required that qualify, comply with and can be used in a public offering.

     If this offer is acceptable, please have the Seller SIGN the original of this letter and initial each page, keeping copies for your files and returning the original to me by JANUARY 12, 2004.

                                           Sincerely,

ACCEPTED: HERITAGE TOWNE CROSSING, L.P.    INLAND REAL ESTATE ACQUISITIONS, INC.
BY: MTC DEVELOPMENT, INC. ITS              or nominee
GENERAL PARTNER
By:    /s/ John P. Weber
       -------------------------------
       JOHN P. WEBER
Date:  PRESIDENT
     ---------------------------------     /s/ Matt Tice
                                           -----------------------------------
                                           Matt Tice


                                           /s/ Joseph Cosenza
                                           -----------------------------------
                                           G. Joseph Cosenza
                                           Vice Chairman

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                                  "EXHIBIT A"

                                  [SITE PLAN]

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                                   Exhibit B

                               [ILLEGIBLE TABLE]

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